Sub-Item 77I: Terms of new or amended securities

At its June 14/15, 2012 Regular Meeting of the Board of Trustees, the Board approved the creation of the Origin International Equity Fund (the "Origin Fund"), an additional series of FundVantage Trust (the "Trust"). The Origin Fund consists of one class of shares: Class I shares. A description of the Origin Funds' Class I shares is contained in the Origin Fund's Prospectus and Statement of Additional Information dated October 1, 2012, which was filed in the Origin Fund's Rule 485(b) filing on September 28, 2012.

At its August 24, 2012 Special Meeting of the Board of Trustees, the Board approved the creation of the Gotham Absolute Return Fund (the "Gotham Fund"), an additional series of the Trust. The Gotham Fund consists of one class of shares:
Class I shares. A description of the Gotham Funds' Class I shares is contained in the Gotham Fund's Prospectus and Statement of Additional Information dated September 1, 2012, which was filed in the Fund's Rule 497(c) filing on September 4, 2012.